Exhibit 99.3
MDCO 4Q’09 And 2009 Conference Call Summary
Operations Highlights
•	PCI hospital discharge data estimates
•	PCI procedures in US hospitals were 2.6% lower in November 2009 than November 2008

•	Inpatient procedures were down by 9.1% while outpatient procedures were up 64% and now comprise about 20% of all PCI procedures

•	Low risk inpatients were down 18.0%

•	High risk inpatient procedures were up 6.7%
•	Angiomax® (bivalirudin) U.S. sales
•	Grew by 15% or $49 million to net sales of $383 million

•	Growth comprised of 11% volume and 5% price increases

•	Market share growth by:
•	29% in outpatient procedures

•	33% in high risk patients
•	Angiox® (bivalirudin) European sales
•	Angiox grew by 35% compared to 2008
•	Cleviprex® (clevidipine butyrate)
•	Cleviprex accepted onto 425 US hospital formularies — ahead of our 400-hospital goal
Pipeline Highlights
•	Argatroban
•	Ready-to-use Argatroban formulation licensed from Eagle Pharmaceuticals under FDA review
•	Cangrelor
•	Phase III trial of cangrelor to be called CHAMPION PHOENIX, enrollment anticipated to start in 2Q 2010

•	BRIDGE trial expected to be completed in 2Q 2010

•	Oritavancin
•	Acute Bacterial Skin and Skin Structure Infections, or ABSSSI (new nomenclature for CSSSI) Phase III planned to commence in 2010
•	CU2010
•	Nearing completion of first Phase I trial of CU2010 and expect to start studies in patients undergoing CABG surgery in 2010
•	ApoA1-Milano
•	Transfer of knowledge process underway
This document is intended to assist listeners of The Medicines Company’s quarterly results conference call available via webcast at www.themedicinescompany.com. In this document and the call, statements about The Medicines Company that are not purely historical, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words “believes,” “anticipates” and “expects” and similar expressions, including our 2009 guidance, are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. Important factors that may cause or contribute to such differences include the extent of the commercial success of Angiomax, our ability to develop our global operations and penetrate foreign markets, whether the Company’s products will advance in the clinical trials process on a timely basis or at all, whether the Company will make regulatory submissions for product candidates on a timely basis, whether its regulatory submissions will receive approvals from regulatory agencies on a timely basis or at all, whether physicians, patients and other key decision makers will accept clinical trial results, risks associated with the establishment of international operations, and such other factors as are set forth in the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission including, without limitation, the risk factors detailed in the Company’s Quarterly Report on Form 10-Q filed on November 9, 2009, which are incorporated herein by reference. The Company specifically disclaims any obligation to update these forward-looking statements.